Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Connie Wang, InvestorRelations@vailresorts.com
Media: Sara Olson, News@vailresorts.com
Vail Resorts Reports Second Quarter Fiscal 2026 Results and Provides Updated Fiscal 2026 Guidance
BROOMFIELD, Colo. - March 9, 2026 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the second quarter of fiscal 2026 ended January 31, 2026 and provided the Company’s ski season-to-date metrics through March 1, 2026.
Highlights
•Q2 fiscal 2026 net income attributable to Vail Resorts, Inc. was $210.0 million compared to $244.4 million in the prior year.
•Q2 fiscal 2026 Resort Reported EBITDA was $421.3 million compared to $459.7 million in the prior year.
•The Company reduced its fiscal 2026 guidance and is now expecting net income attributable to Vail Resorts, Inc. of $144 million to $190 million and Resort Reported EBITDA of $745 million to $775 million.
•The Company declared a quarterly cash dividend of $2.22 per share of Vail Resorts' common stock that will be payable on April 9, 2026 to shareholders of record as of March 26, 2026. In addition to the shares repurchased in November, the Company repurchased an additional approximately 0.1 million shares in December, resulting in a total of approximately 0.3 million shares repurchased during the quarter at an average price of approximately $139 per share for a total of $45.0 million in the fiscal year to date period.
Commenting on the Company’s fiscal 2026 second quarter results, Rob Katz, Chief Executive Officer said, “This has been the most challenging winter across the Rockies that we have ever experienced with the lowest snowfall levels in more than 30 years for our Colorado and Utah resorts, combined with warmer temperatures, resulting in reduced terrain throughout the quarter and into February. Given that backdrop, we are pleased with the strength and stability shown by our operating model, as we reported only modest declines in lift revenue in what many would consider a worst-case weather scenario. While these conditions and the resulting visitation headwinds negatively impacted our quarterly results, we remained focused on the areas within our control. This includes our advanced commitment strategy, continued investments in our resorts and our employees, and progressing key initiatives to optimize visitation, including enhanced marketing and new products. I especially want to recognize the exceptional execution delivered by our teams over the course of the season, resulting in record high enterprise guest satisfaction scores, including increases over prior year in both Colorado and Utah despite conditions, along with continued progress on our transformation plan. I am confident that with our collective strength and focus, we will continue to elevate the guest experience and deliver sustainable long-term value for shareholders.”
Second Quarter Operating Results
•Resort Net Revenue decreased $53.2 million, or 4.7%, compared to the prior year, which was primarily driven by the unfavorable weather conditions that impacted visitation and ancillary spending for both local and destination guests during the period. Compared to the prior year, total lift revenue declined 2.9%, despite visitation being down 13%, primarily as a result of 2025/2026 North American Pass Sales Revenue increasing 3% heading into the season.
•Resort Reported EBITDA decreased $38.4 million, or 8.3%, compared to the prior year, which was primarily driven by the weather-related headwinds, and were partially offset by disciplined cost management and continued Resource Efficiency Transformation cost savings.
Season-to-Date Metrics through March 1, 2026
The Company reported certain ski season metrics for the comparative periods from the beginning of the ski season through March 1, 2026, and for the same prior year period through March 2, 2025. The reported ski season metrics are for the Company’s North American destination mountain resorts and regional ski areas, excluding the results of the Australian and European resorts and ski areas in both periods. The data mentioned below is interim period data and is subject to fiscal quarter end review and adjustments.
•Season-to-date total skier visits were down 11.9% compared to the prior year period.
•Season-to-date total lift revenue, including an allocated portion of season pass revenue for each applicable period, was down 3.6% compared to the prior year period.
•Season-to-date ski school revenue was down 8.2% and dining revenue was down 8.6% compared to the prior year period. Retail/rental revenue for North American resort and ski area store locations was down 5.7% compared to the prior year period.

Fiscal Year 2026 Guidance
Commenting on Fiscal 2026 guidance, Katz said “Due to the persistent, historically challenging weather conditions in the Rockies, which continued to limit terrain availability, the Company is reducing its fiscal 2026 guidance. While we are lowering our estimates for the fiscal year, given the unprecedented weather in the Rockies, the impact from conditions was mitigated by our advance commitment strategy and resource transformation efforts. We are proud of the resilience of the business model and execution of our teams at our resorts that are delivering on the experience for our guests.”
The Company now expects fiscal 2026 Net Income and Resort EBITDA guidance as follows:
•Net income attributable to Vail Resorts, Inc. of $144 million to $190 million.
•Resort Reported EBITDA of $745 million to $775 million. At the midpoint, the guidance implies an estimated Resort EBITDA margin for fiscal 2026 of 26.4%, or 26.9% before one-time costs from the Resource Efficiency Transformation plan.
•Resource Efficiency Transformation plan remains on track to achieve an incremental $42 million of efficiencies over the prior year and the Company now expects to deliver $106 million of annualized cost efficiencies, representing a $6 million increase above the original two-year plan.
Given ongoing variable conditions in the Rockies, there may be greater variability of results; current guidance assumes (1) the Company’s estimate of conditions between now and the remainder of the season staying consistent in North America; (2) normal weather conditions for the 2026 Australian ski season; (3) continuation of the current economic environment; and (4) foreign currency exchange rates as of March 6, 2026, including an exchange rate of $0.73 between the Canadian Dollar and U.S. Dollar related to the operations of Whistler Blackcomb in Canada, an exchange rate of $0.70 between the Australian Dollar and U.S. Dollar related to the operations of Perisher, Falls Creek and Hotham in Australia, and an exchange rate of $1.28 between the Swiss Franc and U.S. Dollar related to the operations of Andermatt-Sedrun and Crans Montana in Switzerland, and does not include any potential impacts related to future fluctuations in foreign currency exchange rates, which may be impacted by tariffs, trade disputes, or other factors.
The following table reflects the forecasted guidance range for the Company's fiscal year ending July 31, 2026 for Total Reported EBITDA (after stock-based compensation expense) and reconciles net income attributable to Vail Resorts, Inc. guidance to such Total Reported EBITDA guidance.

	Fiscal 2026 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2026 (6)
	Low End	High End
	Range	Range
Net income attributable to Vail Resorts, Inc.	$144,000	$190,000
Net income attributable to noncontrolling interests	24,000	18,000
Net income	168,000	208,000
Provision for income taxes (1)	60,000	74,000
Income before income taxes	228,000	282,000
Depreciation and amortization	302,000	294,000
Interest expense, net	207,000	203,000
Other (2)	10,000	4,000
Total Reported EBITDA	$747,000	$783,000

Mountain Reported EBITDA (3)	$731,000	$757,000
Lodging Reported EBITDA (4)	14,000	18,000
Resort Reported EBITDA (5)	745,000	775,000
Real Estate Reported EBITDA	2,000	8,000
Total Reported EBITDA	$747,000	$783,000

(1) The provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards may be in-the-money depending on the current value of the stock price.

(2) Our guidance includes certain forward looking known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any forward looking change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Additionally, our guidance excludes the impact of any future sales or disposals of land or other assets which are contingent upon future approvals or other outcomes.

(3) Mountain Reported EBITDA also includes approximately $25 million of stock-based compensation.
(4) Lodging Reported EBITDA also includes approximately $4 million of stock-based compensation.
(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(6) Guidance estimates are predicated on an exchange rate of $0.73 between the Canadian dollar and U.S. dollar, related to the operations of Whistler Blackcomb in Canada; an exchange rate of $0.70 between the Australian dollar and U.S. dollar, related to the operations of our Australian ski areas; and an exchange rate of $1.28 between the Swiss franc and U.S. dollar, related to the operations of Andermatt-Sedrun and Crans-Montana in Switzerland.

Liquidity and Return of Capital
Despite difficult conditions this year, the Company remains confident in the long-term strong cash flow generation capabilities of our Company and its stable business model.
•As of January 31, 2026, the Company's total liquidity as measured by total cash plus revolver availability was approximately $1.1 billion.
•Net Debt was 3.1 times trailing twelve months Total Reported EBITDA.
•In addition to the shares repurchased in November, the Company repurchased approximately 0.1 million shares in December, resulting in approximately 0.3 million total shares repurchased during the quarter at an average price of approximately $139 per share for a total of $45.0 million.

•In December, the Company drew on the $275.0 million delayed draw term loan within its credit facility to retire the convertible notes with cash at maturity on January 2, 2026.
•On February 9, 2026, the Company entered into an amendment and restatement of the Ninth Amended and Restated Credit Agreement, dated as of April 24, 2024 (as amended the “Tenth A&R Credit Agreement”). The Tenth A&R Credit Agreement, among other things, (i) replaces the existing term loan facility with a new $1,275.0 million senior term loan facility; (ii) extends the maturity date of the revolving credit facility and term loan facility; and (iii) reduces the interest rate applicable to borrowings under the Tenth A&R Credit Agreement.
•The Board of Directors declared a quarterly cash dividend of $2.22 per share payable on April 9, 2026 to shareholders of record as of March 26, 2026.
•The Company reaffirmed its calendar 2026 capital plan of approximately $215 million to $220 million in core capital, consistent with its long-term capital investment guidance. Including growth capital investments, at the Company’s European resorts and in support of Resource Efficiency Transformation and real estate planning projects, the Company plans to invest a total of approximately $234 million to $239 million in calendar year 2026.
Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. Eastern time to discuss the financial results. The call will be webcast and can be accessed at investors.vailresorts.com, or dial (800) 225-9448 (U.S. and Canada) or +1 (203) 518-9708 (international). The conference ID is MTNQ226. A replay of the conference call will be available two hours following the conclusion of the conference call through March 16, 2026, at 11:59 p.m. Eastern time. To access the replay, dial (800) 839-9557 (U.S. and Canada) or +1 (402) 220-6089 (international). The conference call will also be archived at https://investors.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun and Crans-Montana Mountain Resort in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 240 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements regarding expected fiscal year 2026 and calendar year 2026 performance and the assumptions related thereto, including, but not limited to, our expected net income and Resort Reported EBITDA; our expectations regarding our liquidity; our expectations related to our pass and lift ticket products and initiatives; capital investment projects; our calendar year 2026 capital plans; our expectations and anticipated benefits of our capital structure; our expectations related to our key initiatives and strategies; and our expectations regarding our Resource Efficiency Transformation plan. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to risks related to a prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries and our business and results of operations; risks associated with the effects of high or prolonged inflation, elevated interest rates and financial institution disruptions; unfavorable weather conditions or the impact of climate change, natural disasters or other events; the ultimate amount of refunds that we could be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; the willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or public health emergencies, and the cost and availability of travel options and changing consumer preferences, discretionary spending habits; risks related to travel and airline disruptions, and other adverse impacts on the ability of our guests to travel; risks related to interruptions or disruptions of our information technology systems, data security or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; our ability to acquire, develop and implement relevant technology offerings for customers and partners; the seasonality of our business combined with adverse events that may occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; risks related to the high fixed cost structure of our business; our ability to fund resort capital expenditures, or accurately identify the need for, or anticipate the timing of certain capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to resource efficiency transformation initiatives; risks related to federal, state, local and foreign government laws, rules and regulations, including environmental and health and safety laws and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products, properties and services effectively; potential failure to adapt to technological developments or industry trends regarding information technology; our ability to successfully launch and promote adoption of new products, technology, services and programs; risks related to our workforce, including increased labor costs, loss of key personnel and our ability to maintain adequate staffing, including hiring and retaining a sufficient seasonal workforce; our ability to successfully integrate acquired businesses, including their integration into our internal controls and infrastructure; our ability to successfully navigate new markets, including Europe, or that acquired businesses may fail to perform in accordance with expectations; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; risks related to scrutiny and changing expectations regarding our sustainability practices and reporting; risks associated with international operations, including fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars and the Swiss franc, as compared to the U.S. dollar; changes in tax laws, regulations or interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future litigation and legal claims; changes in accounting judgments and estimates, accounting principles, policies or guidelines; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s most recently filed Annual Report on Form 10-K and quarterly reports on Form 10-Q.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e., Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2026	2025	2026	2025
Net revenue:
Mountain and Lodging services and other	$918,554	$957,091	$1,116,607	$1,144,141
Mountain and Lodging retail and dining	165,336	179,963	238,232	253,125
Resort net revenue	1,083,890	1,137,054	1,354,839	1,397,266
Real Estate	42	171	122	234
Total net revenue	1,083,932	1,137,225	1,354,961	1,397,500
Segment operating expense:
Mountain and Lodging operating expense	481,277	495,585	754,346	761,849
Mountain and Lodging retail and dining cost of products sold	58,536	68,011	86,770	96,958
General and administrative	121,618	114,540	232,042	221,397
Resort operating expense	661,431	678,136	1,073,158	1,080,204
Real Estate operating expense	1,669	1,758	3,293	3,249
Total segment operating expense	663,100	679,894	1,076,451	1,083,453
Other operating (expense) income:
Depreciation and amortization	(74,350)	(74,352)	(147,467)	(145,896)
(Loss) gain on sale of real property	(1,962)	—	11,058	16,506
Change in estimated fair value of contingent consideration	3,700	(100)	(939)	(2,179)
(Loss) gain on disposal of fixed assets and other, net	(3,172)	293	(5,935)	(1,236)
Income from operations	345,048	383,172	135,227	181,242
Mountain equity investment (loss) income, net	(1,162)	745	(69)	2,896
Investment income and other, net	3,525	3,021	6,548	5,514
Foreign currency gain (loss) on intercompany loans	197	(1,385)	118	(1,649)
Interest expense, net	(49,476)	(42,670)	(100,763)	(85,467)
Income before provision for income taxes	298,132	342,883	41,061	102,536
Provision for income taxes	(72,287)	(85,956)	(11,672)	(27,572)
Net income	225,845	256,927	29,389	74,964
Net income attributable to noncontrolling interests	(15,838)	(12,551)	(6,134)	(3,843)
Net income attributable to Vail Resorts, Inc.	$210,007	$244,376	$23,255	$71,121
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$5.87	$6.54	$0.65	$1.90
Diluted net income per share attributable to Vail Resorts, Inc.	$5.87	$6.53	$0.65	$1.90
Cash dividends declared per share	$2.22	$2.22	$4.44	$4.44
Weighted average shares outstanding:
Basic	35,753	37,382	35,832	37,428
Diluted	35,783	37,425	35,874	37,480

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2026	2025	2026	2025
Other Data:
Mountain Reported EBITDA	$422,171	$457,616	$279,583	$313,554
Lodging Reported EBITDA	(874)	2,047	2,029	6,404
Resort Reported EBITDA	421,297	459,663	281,612	319,958
Real Estate Reported EBITDA	(3,589)	(1,587)	7,887	13,491
Total Reported EBITDA	$417,708	$458,076	$289,499	$333,449
Mountain stock-based compensation	$6,088	$6,555	$11,512	$12,366
Lodging stock-based compensation	808	901	1,568	1,720
Resort stock-based compensation	6,896	7,456	13,080	14,086
Real Estate stock-based compensation	64	70	122	131
Total stock-based compensation	$6,960	$7,526	$13,202	$14,217

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2026	2025	(Decrease)	2026	2025	(Decrease)
Net Mountain revenue:
Lift	$625,927	$644,918	(2.9)%	$675,570	$685,341	(1.4)%
Ski school	120,625	133,009	(9.3)%	128,511	139,848	(8.1)%
Dining	84,625	90,907	(6.9)%	104,412	111,535	(6.4)%
Retail/rental	126,012	135,159	(6.8)%	156,803	164,685	(4.8)%
Other	55,115	59,101	(6.7)%	132,247	134,981	(2.0)%
Total Mountain net revenue	1,012,304	1,063,094	(4.8)%	1,197,543	1,236,390	(3.1)%
Mountain operating expense:
Labor and labor-related benefits	253,685	264,490	(4.1)%	375,764	383,020	(1.9)%
Retail cost of sales	34,175	40,473	(15.6)%	49,107	55,504	(11.5)%
Resort related fees	46,793	47,794	(2.1)%	51,181	51,603	(0.8)%
General and administrative	106,452	98,342	8.2%	202,943	190,910	6.3%
Other	147,866	155,124	(4.7)%	238,896	244,695	(2.4)%
Total Mountain operating expense	588,971	606,223	(2.8)%	917,891	925,732	(0.8)%
Mountain equity investment (loss) income, net	(1,162)	745	(256.0)%	(69)	2,896	(102.4)%
Mountain Reported EBITDA	$422,171	$457,616	7.7%	$279,583	$313,554	(10.8)%

Total skier visits	6,782	7,755	(12.5)%	7,521	8,303	(9.4)%
ETP	$92.29	$83.16	11.0%	$89.82	$82.54	8.8%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2026	2025	(Decrease)	2026	2025	(Decrease)
Lodging net revenue:
Owned hotel rooms	$12,741	$13,439	(5.2)%	$41,188	$41,514	(0.8)%
Managed condominium rooms	26,089	27,074	(3.6)%	35,779	38,779	(7.7)%
Dining	13,379	13,754	(2.7)%	32,761	33,706	(2.8)%
Transportation	4,804	5,507	(12.8)%	6,213	7,041	(11.8)%
Golf	—	—	nm	8,054	7,801	3.2%
Other	10,202	10,415	(2.0)%	25,094	25,131	(0.1)%
	67,215	70,189	(4.2)%	149,089	153,972	(3.2)%
Payroll cost reimbursements	4,371	3,771	15.9%	8,207	6,904	18.9%
Total Lodging net revenue	71,586	73,960	(3.2)%	157,296	160,876	(2.2)%
Lodging operating expense:
Labor and labor-related benefits	31,051	32,469	(4.4)%	67,730	69,696	(2.8)%
General and administrative	15,166	16,198	(6.4)%	29,099	30,487	(4.6)%
Other	21,872	19,475	12.3%	50,231	47,385	6.0%
	68,089	68,142	(0.1)%	147,060	147,568	(0.3)%
Reimbursed payroll costs	4,371	3,771	15.9%	8,207	6,904	18.9%
Total Lodging operating expense	72,460	71,913	0.8%	155,267	154,472	0.5%
Lodging Reported EBITDA	$(874)	$2,047	(142.7)%	$2,029	$6,404	(68.3)%

Owned hotel statistics:
ADR	$300.75	$311.52	(3.5)%	$317.03	$314.44	0.8%
RevPAR	$130.60	$140.06	(6.8)%	$160.88	$163.44	(1.6)%
Managed condominium statistics:
ADR	$487.03	$504.70	(3.5)%	$380.50	$390.48	(2.6)%
RevPAR	$152.98	$159.72	(4.2)%	$100.64	$106.47	(5.5)%
Owned hotel and managed condominium statistics (combined):
ADR	$431.75	$447.54	(3.5)%	$353.66	$358.90	(1.5)%
RevPAR	$147.75	$155.23	(4.8)%	$117.29	$121.94	(3.8)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2026	2025
Total Vail Resorts, Inc. stockholders’ equity	$301,816	$515,507
Long-term debt, net	$2,857,753	$2,128,064
Long-term debt due within one year	73,005	587,169
Total debt	2,930,758	2,715,233
Less: cash and cash equivalents	384,737	488,211
Net debt	$2,546,021	$2,227,022

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and six months ended January 31, 2026 and 2025.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2026	2025	2026	2025
Net income attributable to Vail Resorts, Inc.	$210,007	$244,376	$23,255	$71,121
Net income attributable to noncontrolling interests	15,838	12,551	6,134	3,843
Net income	225,845	256,927	29,389	74,964
Provision for income taxes	72,287	85,956	11,672	27,572
Income before provision for income taxes	298,132	342,883	41,061	102,536
Depreciation and amortization	74,350	74,352	147,467	145,896
Loss (gain) on disposal of fixed assets and other, net	3,172	(293)	5,935	1,236
Change in fair value of contingent consideration	(3,700)	100	939	2,179
Investment income and other, net	(3,525)	(3,021)	(6,548)	(5,514)
Foreign currency (gain) loss on intercompany loans	(197)	1,385	(118)	1,649
Interest expense, net	49,476	42,670	100,763	85,467
Total Reported EBITDA	$417,708	$458,076	$289,499	$333,449

Mountain Reported EBITDA	$422,171	$457,616	$279,583	$313,554
Lodging Reported EBITDA	(874)	2,047	2,029	6,404
Resort Reported EBITDA*	421,297	459,663	281,612	319,958
Real Estate Reported EBITDA	(3,589)	(1,587)	7,887	13,491
Total Reported EBITDA	$417,708	$458,076	$289,499	$333,449

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended January 31, 2026.

(In thousands) (Unaudited)
Twelve Months Ended
January 31, 2026
Net income attributable to Vail Resorts, Inc.	$232,138
Net income attributable to noncontrolling interests	20,263
Net income	252,401
Provision for income taxes	88,521
Income before provision for income taxes	340,922
Depreciation and amortization	298,008
Gain on disposal of fixed assets and other, net	(2,234)
Change in fair value of contingent consideration	8,139
Investment income and other, net	(11,160)
Foreign currency gain on intercompany loans	(1,787)
Interest expense, net	186,924
Total Reported EBITDA	$818,812

Mountain Reported EBITDA	$787,370
Lodging Reported EBITDA	18,420
Resort Reported EBITDA*	805,790
Real Estate Reported EBITDA	13,022
Total Reported EBITDA	$818,812

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended January 31, 2026.

(In thousands) (Unaudited)
As of January 31, 2026
Long-term debt, net	$2,857,753
Long-term debt due within one year	73,005
Total debt	2,930,758
Less: cash and cash equivalents	384,737
Net debt	$2,546,021
Net debt to Total Reported EBITDA	3.1x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and six months ended January 31, 2026 and 2025.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2026	2025	2026	2025
Real Estate Reported EBITDA	$(3,589)	$(1,587)	$7,887	$13,491
Non-cash Real Estate stock-based compensation	64	70	122	131
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	2,510	17,652	(10,510)	1,118
Net Real Estate Cash Flow	$(1,015)	$16,135	$(2,501)	$14,740

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2026 guidance.

(In thousands) (Unaudited)
Fiscal 2026 Guidance (2)
Resort net revenue (1)	$2,878,000
Resort Reported EBITDA (1)	$760,000
Resort EBITDA margin (1)	26.4%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point of Guidance